Exhibit H


El Sitio, Inc.                           Ibero-American Media Partners II Ltd.
Avenida Ingeniero Huergo 1167            c/o Finser Corporation
C1107AOL Buenos Aires                    550 Biltmore Way
Argentina                                Coral Gable, Florida 33134
Fax: (5411) 4339-3876                    Fax:  (305) 442-8088
                                                                 June 26, 2001

The Shareholder Named on the
Signature Page Hereof

            Re:  Amendment No. 1 to the Combination Agreement

Dear Shareholder:

            Reference is made to the Voting Agreement, dated as of October 29, 2000 (the "Voting Agreement"), among Ibero-American Media Partners II Ltd., a Cayman Islands company ("IAMP"), El Sitio, Inc., a British Virgin Islands international business company ("El Sitio"), and the shareholder named on the signature page hereof (the "Shareholder"). Capitalized terms used but not defined in this letter agreement (this "Letter Agreement") have the meanings given to them in the Voting Agreement.

            Attached hereto is a form of Amendment No. 1 (the "Amendment") to be entered into as of the date hereof to the Combination Agreement, dated as October 30, 2000 (the "Combination Agreement"), among Claxson Interactive Group Inc. (formerly New Site Inc.), Carlyle Investments LLC ("Carlyle") and Carlton Investments LLC ("Carlton," and, together with Carlyle, the successors to Newhaven Overseas Corp.), Hicks, Muse, Tate & Furst Latin America Fund, L.P. ("HMTF I"), Hicks, Muse, Tate & Furst Latin America Private Fund, L.P. ("HMTF II"), HMLA 1-SBS Coinvestors, L.P. ("HMTF III" and, together with HMTF I and HMTF II, "Hicks"), IAMP and El Sitio.

            Please execute and deliver the signature page hereto to indicate your acceptance of, and our mutual agreement regarding, the following terms:

            Each of El Sitio and the Shareholder understands and acknowledges that Carlyle, Carlton, Hicks and IAMP are entering into the Amendment in reliance upon the Shareholder's execution and delivery of this Letter Agreement. Each of IAMP, Carlyle, Carlton and Hicks understands and acknowledges that El Sitio and the Shareholder are entering into the Amendment in reliance upon the IAMP's execution and delivery of this Letter Agreement.

            El Sitio, IAMP and the Shareholder hereby acknowledge that references to "the Combination Agreement" or the "Merger" in the Voting Agreement shall refer to the Combination Agreement and the Merger as amended by the Amendment. Except as supplemented hereby, the provisions of the Voting Agreement are hereby ratified and confirmed by the parties and shall remain in full force and effect.

            This Letter Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. This Letter Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and, upon the execution and delivery by the Shareholder of a signature page hereto, shall become effective and binding upon such Shareholder, El Sitio and IAMP.

                                    Very truly yours,

                                    IBERO-AMERICAN MEDIA PARTNERS II LTD.


                                    By:  ___________________
                                            Name:
                                            Title:

                                    By:  ___________________
                                            Name:
                                            Title:



                                    EL SITIO, INC.


                                    By:  ___________________
                                            Name:
                                            Title:
Accepted as of the date
first written above by:

SHAREHOLDER


By:  ___________________
        Name:
        Title: